Exhibit 99.2

UNITED                                                                                                           News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
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For Immediate Release

UAL REPORTS AUGUST MONTHLY OPERATING RESULTS

Net Income for Month of $68 Million,
Excluding Reorganization Expenses

August Unit Revenue Improves 15% YOY

Positive Cash Flow and EBITDAR for August

Meets DIP Covenant for Seventh Consecutive Month

                     CHICAGO, September 24, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its August Monthly Operating Report (MOR) with the United States Bankruptcy Court, and reported that the Company had a net income for August of $68 million, excluding reorganization expenses of $114 million. The majority of reorganization expenses were non-cash items resulting from the rejection of aircraft. Operating profit for the month was $105 million. UAL continued to generate positive cash flow during the month, and the Company met the requirements of its debtor-in-possession (DIP) financing for the seventh straight month.

                    "United delivered another very encouraging month, operationally and financially, particularly in achieving net income of $68 million," said United's executive vice president and chief financial officer, Jake Brace. "United's system-wide passenger unit revenue for August improved 15% year-over-year, with yield up 10% year-over-year, both well ahead of industry averages for the month. We met the requirements of our DIP financing covenants for August and expect to meet them for September, as well. Bookings are better than expected as we move into the Fall-Winter season. United has been working very hard to achieve these positive results, and we are all looking ahead to the Company's emergence from bankruptcy."

                    UAL again improved its cash position for the month, ending August with a cash balance of approximately $2.4 billion, which included $698 million in restricted cash (filing entities only). UAL began August with a cash balance of approximately $2.3 billion, which included $714 million in restricted cash (filing entities only). The Company's cash balance increased approximately $109 million for the month or approximately $4 million per day.

                    UAL met the requirements of its covenants for DIP financing in August. As part of its DIP financing agreements, UAL's lenders required the Company to achieve a cumulative EBITDAR (earnings before interest, taxes, depreciation, amortization and aircraft rent) loss of no more than $219 million between December 1, 2002 and August 31, 2003.

 Operational Performance Excellent Despite Challenging Weather and Blackout
                   "In addition to the challenging weather conditions, especially heavy thunderstorms, we always must face this time of year, August also was impacted by the blackout of the electrical grid in much of the Northeastern U.S. and Canada," said Pete McDonald, United's executive vice president - Operations. "United employees once again excelled at their jobs, helping our passengers manage through the delays and rebooking caused by the blackout. Our overall operational performance remained remarkably high despite the challenges." United's flight completions was 98.8% for August and arrivals within 14 minutes of schedule remained high at 81.7%.
Innovative Marketing Continues with "Go Go Stay" Campaign                     "United is continuing to re-engage our customers through an inventive, attention-grabbing marketing and sales campaign," said United's executive vice president - Customer, John P. Tague. "The Company's August 'Go Go Stay' promotion was enthusiastically received by customers and, looking forward, booked load factor is currently ahead of last year. Although much work remains to be done, we are certainly encouraged by the improvement in United's revenue performance. This would not be possible but for the tremendous efforts United's employees are making day-in and day-out to simply run a great airline."

                    United and United Express operate more than 3,300 flights a day on a route network that spans the globe. News releases and other information about United may be found at the company's website at www.united.com.

Safe Harbor Statement. Certain information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect UAL Corporation's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of UAL Corporation and its subsidiaries (collectively, the "company") that may cause the actual results of the company to differ materially from any future results expressed or implied in such forward-looking statements. Such factors include, but are not limited to, the following: the company's ability to continue as a going concern; the company's ability to operate pursuant to the terms of its debtor-in-possession facility; the company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusive period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the company's ability to achieve necessary reductions in labor costs; the company's ability to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations; the cost and availability of financing; the company's ability to execute its business plan; the company's ability to attract, motivate and/or retain key employees; the company's ability to attract and retain customers; demand for transportation in the markets in which the company operates; general economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; the ability of other air carriers with whom the company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the cost and availability of aircraft insurance; the cost of aviation fuel; the cost associated with existing or future security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; consumer perceptions of the company's products; weather conditions; and other risks and uncertainties set forth from time to time in UAL Corporation's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the company that such matters will be realized. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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